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                                                                     Exhibit 5.1

                   [Letterhead of Donald F. McLellan, Esq.]


                                March 24, 2000

Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196

Ladies and Gentlemen:

     I refer to the Registration Statement on Form S-4 (the "Registration Statement") of Motorola, Inc., a Delaware corporation (the "Company"), filed on March 24, 2000 with the Securities and Exchange Commission under the Securities Act of 1993, as amended (the "Securities Act"). The Registration Statement relates to up to 2,907,862 shares of the Company's Common Stock, $3 par value per share (including the associated preferred stock purchase rights, the "Shares"), which are to be issued in connection with the merger (the "Merger") of CP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), with and into C-Port Corporation, a Delaware corporation ("C-Port"), pursuant to the Agreement and Plan of Merger dated as of February 17, 2000 by and among C-Port, the Company and Merger Sub (the "Merger Agreement").

     On February 29, 2000, the Company declared, subject to approval by its stockholders, a 3-for-1 stock split in the form of a stock dividend payable on June 1, 2000 to holders of the Company's Common Stock of record on May 15, 2000. To the extent that the Merger is completed after May 15, 2000, the Registration Statement will be deemed to cover, pursuant to Rule 416 under the Securities Act, 8,723,586 shares of the Company's Common Stock (including the associated stock purchase rights) to give effect to the stock split, and for purposes of this opinion letter the term "Shares" shall refer to such higher number covered by the Registration Statement.

     I have examined and am familiar with (i) the Company's Restated Certificate of Incorporation, as amended, (ii) the Company's By-Laws, as amended, and (iii) the corporate proceedings relating to the Registration Statement. Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that, in my opinion, upon issuance and delivery of the Shares in accordance with the Merger Agreement, the Shares will have been validly issued, fully paid and non-assessable.

     The foregoing opinion is limited to the General Corporation Law of the State of Delaware. I express no opinion herein as to any other laws, statutes, regulations or ordinances.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Legal and Tax Matters." In giving this consent, I do not admit that I am within the category of persons whose consent is required by
Section 7 of the Securities Act.

                                         Very truly yours,

                                         /s/ Donald F. McLellan

                                         Donald F. McLellan, Esq.
                                         Vice President, Transactions
                                         Motorola, Inc.